                                                                      EXHIBIT 23


Board of Directors
Liberty Digital, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-444245) on Form S-8 and the registration statements (No. 333-39100 and No. 36792) on Form S-3 of Liberty Digital, Inc. (formerly TCI Music, Inc.) and subsidiaries of our report dated February 13, 2001, with respect to the consolidated balance sheets of Liberty Digital, Inc. as of December 31, 2000 and 1999, and the related statements of operations and comprehensive earnings, stockholders' equity and cash flows for the year ended December 31, 2000, the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, which report appears in the Annual Report (Form 10-K) of Liberty Digital, Inc. for the year ended December 31, 2000. Effective March 9, 1999, AT&T Corp. acquired Tele-Communications, Inc., the parent company of Liberty Media Corporation (which is the parent of Liberty Digital, Inc.), in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable.


                                                             KPMG LLP

Los Angeles, California
March 30, 2001